Exhibit 99.2

GLOSSARY

In this Exhibit 99.2, unless otherwise indicated or the context otherwise requires:

•	“NCM LLC,” “the Company,” “we,” “us” or “our” refers to National CineMedia, LLC, a Delaware limited liability company, which commenced operations on April 1, 2005.

•
“NCM, Inc.” refers to National CineMedia, Inc., a Delaware corporation, which acquired an interest in, and became a member and the sole manager of NCM LLC, upon completion of NCM, Inc.’s initial public offering, or “IPO,” which closed on February 13, 2007. NCM, Inc. is also referred to herein as a “manager” or “managing member” of NCM LLC.

•
“ESAs” refers to the amended and restated exhibitor services agreements entered into by NCM LLC with each of our founding members upon completion of NCM, Inc.’s IPO, each of which were further amended and restated on December 26, 2013 in connection with the sale of the Fathom Events business and, in the case of the ESAs with Cinemark and Regal, were further amended on September 17, 2019 (the “2019 ESA Amendments”) to extend the terms of the ESAs and modify the program distributed by NCM LLC through its DCN for exhibition in Cinemark and Regal theaters.

•
“AMC” refers to AMC Entertainment Inc. and its subsidiaries, National Cinema Network, Inc., which contributed assets used in the operations of NCM LLC and formed NCM LLC in March 2005, AMC ShowPlace Theatres, Inc., AMC Starplex, LLC, and American Multi-Cinema, Inc., which is a party to an ESA with NCM LLC.

•	“Cinemark” refers to Cinemark Holdings, Inc. and its subsidiaries, Cinemark Media, Inc., which joined NCM LLC in July 2005, and Cinemark USA, Inc., which is a party to an ESA with NCM LLC.

•
“Regal” refers to Cineworld Group plc, Regal Entertainment Group and its subsidiaries, Regal CineMedia Corporation, which contributed assets used in the operations of NCM LLC, Regal CineMedia Holdings, LLC, which formed NCM LLC in March 2005, and Regal Cinemas, Inc., which is a party to an ESA with NCM LLC.

•	“founding members” refers to AMC, Cinemark and Regal.

•	“DCN” refers to NCM LLC’s Digital Content Network.

RISK FACTORS
The material risks and uncertainties described in this document are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this document actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.
Risks related to our business and industry
Significant declines in theater attendance could reduce the attractiveness of cinema advertising and could reduce our revenue.
Our business is affected by the level of attendance at our founding members’ theaters and to a lesser extent our network affiliates, who operate in a highly competitive industry and whose attendance is reliant on the presence of motion pictures that attract audiences. Over the last 20 years, theater attendance has fluctuated from year to year but on average has remained relatively flat. The value of our advertising business could be adversely affected by a decline in theater attendance or even the perception by media buyers that our network is no longer relevant to their marketing plan due to the decreases in attendance and geographic coverage. Factors that could reduce attendance at our network theaters include the following:

•
if our network theater circuits cannot compete with other out-of-home entertainment due to an increase in the use of alternative film delivery methods (and the shortening of the “release window” between the release of major motion pictures to the alternative delivery methods), including network, syndicated cable and satellite television and DVDs, as well as video-on-demand, pay-per-view services, video streaming and downloads via the Internet;

•
theater circuits in our network continue to renovate auditoriums in certain of their theaters to install new larger, more comfortable seating, which reduces the number of seats in a theater auditorium. This renovation has been viewed favorably by patrons and many theater circuits have noted an intent to continue such renovations;

•
changes in theater operating policies, including the number and length of trailers for upcoming films that are played prior to the start of the feature film, which if the length of trailers increases, may result in most or all of the Noovie pre-show starting further out from the actual start of the feature film;

•	any reduction in consumer confidence or disposable income in general that reduces the demand for motion pictures or adversely affects the motion picture production industry;

•
the success of first-run motion pictures, which depends upon the production and marketing efforts of the major studios and the attractiveness and value proposition of the movies to consumers compared to other forms of entertainment;

•	if the theaters in our network fail to maintain their theaters and provide amenities that consumers prefer;

•	if studios begin to reduce the number of feature films produced and their investments in those films or reduce the investments made to market those films;

•
if future theater attendance declines significantly over an extended time period, one or more of the founding members or network affiliates may face financial difficulties and could be forced to sell or close theaters or reduce the number of screens it builds or upgrades or increase ticket prices; and

•
our network theater circuits also may not successfully compete for licenses to exhibit quality films and are not assured a consistent supply of motion pictures since they do not have long-term arrangements with major film distributors.

Any of these circumstances could reduce our revenue because our national and regional advertising revenue, and local advertising to a lesser extent, depends on the number of theater patrons who attend movies. Additionally, if attendance declines significantly, we will be required to provide additional advertising time (makegoods) to national advertisers to reach agreed-on audience delivery thresholds. Certain of these circumstances can also lead to volatility within our utilization. We have also experienced volatility in our utilization over the years, with annual national inventory utilization ranging from 113.5% to 128.3% from 2014 through 2018. We experience even more substantial volatility quarter-to-quarter.
Changes in theater patron behavior could result in declines in the viewership of our Noovie preshow which could reduce the attractiveness of cinema advertising and our revenues.
The value of our national and regional on-screen advertising and to a lesser extent our local advertising is based on the number of theater patrons that are in their seats and thus have the opportunity to view the Noovie pre-show. Trends in patron behavior that could reduce viewership of our Noovie pre-show include the following:

•
theater patrons are increasingly purchasing tickets ahead of time via on-line ticketing mediums and when available reserving a seat in the theater (offered in approximately 54.2% of our network as of December 27, 2018), which could affect how early patrons arrive to the theater and reduce the number of patrons that are in a theater seat to view most or all of the Noovie pre-show; and

•	changes in theater patron amenities, including, online ticketing, bars and entertainment within exhibitor lobbies causing increased dwell time of patrons.
National advertising sales and rates are dependent on the methodology used to measure audience impressions. If a change is made to this methodology that reflects fewer audience impressions available during the pre-show, this could adversely affect the Company’s revenue and results of operations.
We may not realize the anticipated benefits of the 2019 ESA Amendments.
On September 17, 2019, we entered into the 2019 ESA Amendments with affiliates of each of Cinemark and Regal. Among other things, the 2019 ESA Amendments provide that, beginning November 1, 2019, we will be entitled to display up to five minutes of the Noovie pre-show after the scheduled showtime of a feature film and a Platinum Spot that is either 30 or 60 seconds of the Noovie pre-show in the trailer position directly prior to the “attached” trailers preceding the feature film.
We expect the 2019 ESA Amendments to result in an increase in average CPM, revenues and Adjusted OIBDA, however we may not realize any or all such benefits. Potential difficulties and uncertainties that may impair the full realization of the anticipated benefits include, among others:

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the behavior of theater patrons may change in response to the display of a portion of the Noovie pre-show after the posted showtime, resulting in a reduction to the number of patrons that are in a theater seat to view most or all of the Noovie pre-show;

•
exhibitors may encounter issues in displaying a portion of our Noovie pre-show after the posted showtime because of technical issues, access issues with their content providers, or other issues that may arise in the future;

•
potential advertisers may not view the Platinum Spot or Post-Showtime Inventory as a premium advertising opportunity and the average CPMs for our Noovie pre-show may not increase as much as anticipated, or at all;

•	we may not satisfy the minimum average CPM which is required by the 2019 ESA Amendments for us to have the right to display the Platinum Spot for more than one concurrent advertiser;

•
the extended length of time between the posted showtime and the beginning of the feature film may decrease the average CPM for that portion of our Noovie pre-show appearing before the posted showtime, which may partially or fully offset any increase in average CPM for the Platinum Spot or Post-Showtime Inventory; and

•
the increased theater access fees payable to Cinemark and Regal in connection with the Post-Showtime Inventory and revenue share applicable to the Platinum Spot may exceed the increase, if any, in average CPM resulting from the 2019 ESA Amendments.

The anticipated benefits we expect to receive as a result of the 2019 ESA Amendments are subject to factors that we do not and cannot control. Failure to realize the anticipated benefits could result in decreases in revenue and Adjusted OIBDA and diversion of management’s time and energy, and could adversely affect our business, financial condition and operating results.
We may not be successful in increasing the number of theaters in which we have the right to display Post-Showtime Inventory or a Platinum Spot.
As a result of the 2019 ESA Amendments, we will be entitled to display up to five minutes of the Noovie pre-show after the scheduled showtime of a feature film and a Platinum Spot that is either 30 or 60 seconds of the Noovie pre-show in the trailer position directly prior to the “attached” trailers preceding the feature film. However, at this time we only have the right to display Post-Showtime Inventory and a Platinum Spot in Cinemark and Regal theaters, which constituted approximately 54% of the attendance in our network during the first half of 2019. While we intend to seek to enter into agreements that provide similar access to inventory as the 2019 ESA Amendments with our other network affiliates, there can be no assurance that we will be successful in increasing the number of theaters in which we have the right to display Post-Showtime Inventory or a Platinum Spot. AMC, which constituted approximately 29% of the attendance in our network during the first half of 2019, has recently announced that it has no plans to introduce commercial advertising close to the start of a feature film’s commencement. In addition, any agreements with other network affiliates may be on terms less favorable to us than the 2019 ESA Amendments. If we are unable to expand the number of theaters displaying a portion of our Noovie pre-show after the posted showtime, we will only experience the benefits of post-showtime advertising, if any, in Cinemark and Regal theaters.
Our plans for developing additional revenue opportunities may not be implemented and may not be achieved.
We have invested significant resources in pursuing potential opportunities for revenue growth, which we describe above under “Summary-Our strategy.” The development of our online and mobile advertising network and mobile apps and our ability to collect and leverage our first party movie audience data from these products remains at an early stage, is under increasing competitive pressure and may not deliver the future benefits that we are expecting. If we are unable to execute on products relevant to the marketplace or integrate these digital marketing products with our core on-screen and theater lobby products, and if these offerings do not continue to provide relevant first party data or to grow in importance to advertising clients and agencies, they may not provide a way to help expand our cinema advertising business as it matures and begins to compete with new or improved advertising platforms including online and mobile video services. As such, there can be no assurance that we will recoup our investments made pursuing additional revenue opportunities.
The markets for advertising are competitive and we may be unable to compete successfully.
The market for advertising is very competitive. Cinema advertising is a small component of video advertising in the U.S. and thus, we must compete with established, larger and better known national and local media platforms such as cable, broadcast and satellite television networks and other video media platforms including those distributed on the internet and mobile networks. In addition to these video advertising platforms, we compete for advertising directly with several additional media platforms, including radio, various local print media and billboards. We also compete with several other local and national cinema advertising companies. We expect all of these competitors to devote significant effort to maintaining and growing their business at our expense. We also expect existing competitors and new entrants to the advertising business, most notably the online and mobile advertising companies, to constantly revise and improve their business models to meet expectations of advertising clients. In addition, the pricing and volume of advertising may be affected by shifts in spending toward online and mobile offerings from more traditional media, or toward new ways of purchasing advertising, such as through automated purchasing, dynamic advertising insertion, third parties selling local advertising posts and advertising exchanges, some or all of which may not be as advantageous to the Company as current advertising methods. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions, as well as budgeting and buying patterns. A decline in the economic prospects of advertisers or the economy in general could alter current or prospective advertisers’ spending priorities. If we cannot respond effectively to changes in the media marketplace in response to new entrants or advances by our existing competitors, our business may be adversely affected.

Additionally, the mix of film ratings of the available motion pictures, such as a higher proportion of G and PG rated films, could cause advertisers to reduce their spending with us as the theater patrons for these films do not represent those advertisers’ target markets.
Advertising demand also impacts the price (CPM) we are able to charge our customers. Due to increased competition from other national video networks, including online and mobile advertising platforms, television networks and other out-of-home video, combined with seasonal marketplace supply and demand characteristics, we have experienced volatility in our pricing (CPMs) over the years, with annual national CPM increases (decreases) ranging from (16.4%) to 9.6% from 2014 to 2018.
If we do not continue to upgrade our technology, our business could fail to grow and revenue and operating margins could decline.
Failure to successfully or cost-effectively implement upgrades to our in-theater advertising network and proposal and inventory control, audience targeting and other management systems could limit our ability to offer our clients innovative unique, integrated and targeted marketing products, which could limit our future revenue growth. New advertising platforms such as online and mobile networks, and traditional mediums including television networks are beginning to use new digital technology to reach a broader audience with more targeted marketing products, and failure by us to upgrade our technology could hurt our ability to compete with those companies. Under the ESAs, the founding members are required to provide technology that is consistent with that in place at the signing of the ESA. We may request that our founding members upgrade the equipment or software installed in their theaters, but we must negotiate with our founding members as to the terms of such upgrade, including cost sharing terms, if any. If we are not able to come to an agreement on a future upgrade request, we may elect to pay for the upgrades requested which could result in our incurring significant capital expenditures, which could adversely affect our results.
We also have many internally developed systems which support our operations due to the unique nature of our business model. The failure to continue to develop or the failure of the system to meet our needs may require us to make significant additional investments in our infrastructure or seek alternative technology which may impact our costs and prevent our growth. The failure or delay in implementation of the system or problems with the integration with our other systems and software could cause operational difficulties and slow or prevent the growth of our business in the future. In addition, the failure or delay in implementation of such upgrades or problems with the integration of our systems and software could slow or prevent the growth of our business.
Economic uncertainty or deterioration in economic conditions may adversely impact our business, operating results or financial condition.
The financial markets have experienced extreme disruption and volatility at times. A decline in consumer confidence in the U.S. may lead to decreased demand for our services or delay in payments by our advertising customers. As a result, our results of operations and financial condition could be adversely affected. These challenging economic conditions also may result in:

•	increased competition for fewer advertising and entertainment programming dollars;

•	pricing pressure that may adversely affect revenue and gross margin;

•	declining attendance and thus a decline in the impressions available for our pre-show;

•	reduced credit availability and/or access to capital markets;

•	difficulty forecasting, budgeting and planning due to limited visibility into the spending plans of current or prospective customers; or

•	customer financial difficulty and increased risk of uncollectible accounts.

Our Adjusted OIBDA is derived from high margin advertising revenue, and the reduction in spending by or loss of a national or group of local advertisers could have a meaningful adverse effect on our business.
We generated all of our Adjusted OIBDA from our high margin advertising business. A substantial portion of our advertising revenue relates to contracts with terms of a month or less. Advertisers will not continue to do business with us if they believe our advertising medium is ineffective or overly expensive. In addition, large advertisers generally have set advertising budgets, most of which are focused on traditional media platforms like television and, increasingly, online and mobile networks. Reductions in the size of advertisers’ budgets due to local or national economic trends, a shift in spending to new advertising mediums like the internet and mobile platforms or other factors could result in lower spending on cinema advertising. Because of the high incremental margins on our individual advertising contracts, if we are unable to remain competitive and provide value to our advertising clients, they may reduce their advertising purchases or stop placing advertisements with us. Even the loss of a small number of clients on large contracts would negatively affect our Adjusted OIBDA.

The loss of any major content partner or advertising customer could significantly reduce our revenue.
We derive a significant portion of our revenue from our contracts with our content partners, public service announcement (“PSAs”) and NCM LLC’s founding members’ agreements to purchase on-screen advertising for their beverage concessionaires. We are not direct parties to the agreements between the founding members’ and their beverage concessionaires but do not expect these agreements to expire in the foreseeable future. None of these companies individually accounted for over 10% of our total revenue during the year ended December 27, 2018. However, the agreements with the content partners, PSAs and beverage advertising with the founding members in aggregate accounted for approximately 26%, 30% and 30% of our total revenue during the years ended December 27, 2018, December 28, 2017 and December 29, 2016, respectively. Because we derive a significant percentage of our total revenue from a relatively small number of large companies, the loss of one or more of them as a customer could decrease our revenue and adversely affect current and future operating results.
We depend upon NCM, Inc.’s senior management and our business may be adversely affected if NCM, Inc. cannot retain or replace them.
Our success depends in part upon NCM, Inc.’s retention of experienced senior management with specialized industry, sales and technical knowledge and/or industry relationships. In November 2017, NCM, Inc.’s former General Counsel resigned and a new General Counsel was appointed in February 2018. In November 2018, NCM, Inc.’s Chief Executive Officer stepped down and a new Chief Executive Officer was appointed in August 2019. If NCM, Inc. is not able to find qualified internal or external replacements for critical members of its senior management team, the loss of these key employees could have a material adverse effect on our ability to effectively pursue our business strategy and our relationships with advertisers and content partners. We do not have key-man life insurance covering any of NCM, Inc.’s employees.
Changes in the ESAs with, or lack of support by, the founding members could adversely affect our revenue, growth and profitability.
The ESAs with our founding members are critical to our business. The ESA with AMC has an initial term of 30 years and the ESAs with each of Cinemark and Regal (as amended by the 2019 ESA Amendments) have an initial term of 34 years, each such term beginning February 13, 2007. Each ESA provides us with a five-year right of first refusal for the services that we provide to the founding members, which begins one year prior to the end of the term of each respective ESA. Our founding members’ theaters represent approximately 79.2% of the screens and approximately 82.4% of the attendance in our network as of December 27, 2018 and approximately 80.1% of the screens and approximately 83.0% of the attendance in our network as of June 27, 2019. If any one of the ESAs was terminated, not renewed at its expiration or found to be unenforceable, it would have a material adverse effect on our revenue, profitability and financial condition.
The ESAs require the continuing cooperation, investment and support of the founding members, the absence of which could adversely affect us. Pursuant to the ESAs, our founding members must make investments to replace digital network equipment within their theaters and equip newly constructed theaters with digital network equipment. If our founding members do not have adequate financial resources or operational strength, and if they do not replace equipment or equip new theaters to maintain the level of operating functionality that we have today, or if such equipment becomes obsolete, we may have to make additional capital expenditures or our advertising revenue and operating margins may decline. In addition, the ESAs give the founding members the right to object to certain content in our Noovie pre-show, including content that competes with us or the applicable founding member. If the founding members do not agree with our decisions on what content is permitted under the ESAs, we may lose clients and the resulting revenue, which would harm our business. In March 2018, Regal was acquired by a U.K.-based cinema operator and we are uncertain how this new ownership of Regal may affect its financial resources or its cooperation with us under the ESA or otherwise. In July 2018 AMC closed on the sale of all of the NCM LLC membership units held by AMC at the time to Cinemark and Regal. Although we subsequently issued 197,118 NCM LLC membership units to AMC in accordance with the terms of our common unit adjustment agreement with the founding members, we are uncertain how AMC’s significantly reduced ownership interest in us may affect its cooperation with us under its ESA or otherwise going forward.
If the non-competition provisions of the ESAs are deemed unenforceable, our founding members could compete against us and our business could be adversely affected.
With certain limited exceptions, each of the ESAs prohibits the applicable founding member from engaging in any of the business activities that we provide in the founding member’s theaters under the amended ESAs, and from owning interests in other entities that compete with us. These provisions are intended to prevent the founding members from harming our business by providing cinema advertising services directly to their theaters or by entering into agreements with third-party cinema advertising providers. However, under state and federal law, a court may determine that a non-competition covenant is unenforceable, in whole or in part, for reasons including, but not limited to, the court’s determination that the covenant:

•	is not necessary to protect a legitimate business interest of the party seeking enforcement;

•	unreasonably restrains the party against whom enforcement is sought; or

•	is contrary to the public interest.
Enforceability of a non-competition covenant is determined by a court based on all of the facts and circumstances of the specific case at the time enforcement is sought. For this reason, it is not possible for us to predict whether, or to what extent, a court would enforce the non-competition provisions contained in the ESAs. If a court were to determine that the non-competition provisions are unenforceable, the founding members could compete directly against us or enter into an agreement with another cinema advertising provider that competes against us. Any inability to enforce the non-competition provisions, in whole or in part, could cause our revenue to decline.
If one of our founding members declared bankruptcy, the ESA with that founding member may be rejected, renegotiated or deemed unenforceable.
Each of our founding members currently has a significant amount of indebtedness. In 2000 and 2001, several major motion picture exhibition companies filed for bankruptcy including United Artists, Edwards Theatres and Regal Cinemas (which are predecessor companies to Regal), and General Cinemas and Loews Cineplex (which are predecessor companies to AMC). The industry-wide construction of larger, more expensive megaplexes featuring stadium seating in the late 1990s that rendered existing, smaller, sloped-floor theaters under long-term leases obsolete and unprofitable, were significant contributing factors to these bankruptcies. If a bankruptcy case were commenced by or against a founding member, it is possible that all or part of the ESA with that founding member could be rejected by a trustee in the bankruptcy case pursuant to Section 365 or Section 1123 of the United States Bankruptcy Code, or by the founding member, and thus not be enforceable. Alternatively, the founding member could seek to renegotiate the ESA in a manner less favorable to us than the existing agreement. Should the founding member seek to sell or otherwise dispose of theaters or remove theaters from our network through bankruptcy or for other business reasons, if the acquirer did not agree to continue to allow us to sell advertising in the acquired theaters the number of theaters in our advertising networks would be reduced which in turn would reduce the number of advertising impressions available to us and thus could reduce our advertising revenue.
The ESAs allow the founding members to engage in activities that might compete with certain elements of our business, which could reduce our revenue and growth potential.
The ESAs contain certain limited exceptions to our exclusive right to use the founding members’ theaters for our advertising business. The founding members have the right to enter into a limited number of strategic cross-marketing relationships with third-party, unaffiliated businesses for the purpose of generating increased attendance or revenue (other than revenue from the sale of advertising). These strategic marketing relationships can include the use of one minute on our lobby network (“LEN”) per 30 minute cycle and certain types of lobby promotions and can be provided at no cost, but only for the purpose of promoting the products or services of those businesses while at the same time promoting the theater circuit or the movie-going experience. The use of LEN or lobby promotions by our founding members for these advertisements and programs could result in the founding members creating relationships with advertisers that could adversely affect our current LEN and lobby promotions advertising revenue and profitability, as well as the potential we have to grow that advertising revenue in the future. The LEN and lobby promotions represented approximately 4% of our total advertising revenue for the year ended December 27, 2018. The founding members do not have the right to use their movie screens (including the Noovie pre-show or otherwise) for promoting these cross-marketing relationships, and thus we will have the exclusive rights to advertise on the movie screens, except for limited advertising related to theater operations.
Our founding members also have the right to install a second network of video monitors in the theater lobbies in excess of those required to be installed for the LEN, and the founding members have exercised this right to install a significant number of video monitors in their theater lobbies. This additional lobby video network, which we refer to as our founding members’ lobby network, may be used by the founding members to promote products or services related to operating the theaters, such as concessions, bars and dining operations, online ticketing partner promotions, gift card and loyalty programs, and special events. The presence of our founding members’ lobby network within the lobby areas could reduce the effectiveness of our LEN, thereby reducing our current LEN advertising revenue and profitability and adversely affecting future revenue potential associated with that marketing platform.
Our founding members and our network affiliates are subject to substantial government regulation, which could slow their future growth of locations and screens and in turn slow our growth prospects.
Our founding members and our network affiliates are subject to various federal, state and local laws, regulations and administrative practices affecting their movie theater business, including provisions regulating antitrust, health and sanitation standards, access for those with disabilities, environmental, and licensing. Some of these laws and regulations also apply directly to us. Changes in existing laws or implementation of new laws, regulations and practices could have a significant impact on our founding members, our network affiliates’ and our respective businesses. For example, to the extent that antitrust laws, regulation and enforcement policy restrict the ability of the founding members or the network affiliates to acquire additional theaters, it may slow the future growth of those founding members or network affiliates and in turn the growth of our network.
We may be unable to effectively manage changes to our business strategy to continue the growth of our advertising inventory and network.
If we do not effectively implement the changes within our strategy, we may not be able to continue our historical growth. To effectively execute on our strategy to expand our digital offerings and continue to grow our inventory, we will need to develop additional products. These enhancements and improvements could require an additional allocation of financial and management resources and acquisition of talent. High turnover, loss of specialized talent or insufficient capital could also place significant demands on management, the success of the organization, and our strategic outlook.
The amount of inventory we have to sell is limited by the length of the Noovie pre-show. In order to maintain in-theater growth we will need to expand the number of theaters and screens in our network. Considering our current market share, we may not be able to continue to expand our network which could negatively affect our ability to add new advertising clients. If we are unable to maintain the size of our network, or grow our network, our revenue and operating results could be adversely impacted.
Our business relies heavily on our technology systems, and any failures or disruptions may materially and adversely affect our operations.
In order to conduct our business, we rely on information technology networks and systems, some of which are managed by third parties, to process, transmit and store electronic information and manage and support a variety of business processes and activities. The temporary or permanent loss of our computer equipment and software systems through cyber and other security threats, operating malfunction, software virus, human error, natural disaster, power loss, terrorist attacks or other catastrophic events could disrupt our operations and cause a material adverse impact. These problems may arise in both internally developed systems and the systems of third-party service providers. We devote significant resources to maintaining a disaster recovery location separate from our operations, network security and other measures to protect our network from unauthorized access and misuse. However, depending on the nature and scope of a disruption, if our technology systems were to fail and we were unable to recover in a timely way through our disaster recovery site, we would be unable to fulfill critical business functions, which could lead to a loss of customers and could harm our reputation. Technological breakdown could also interfere with our ability to comply with financial reporting and other regulatory requirements.
Our business, services, or technology may infringe on intellectual property rights owned by others, which may interfere with our ability to provide services or expose us to increased liability or expense.
Intellectual property rights of our business include the copyrights, trademarks, trade secrets and patents of our in-theater, online, and mobile services, including the websites we operate at ncm.com and Noovie.com, our digital gaming products including Noovie Arcade, Fantasy Movie League, Name That Movie and Noovie Shuffle, and the features and functionality, content, and software we make available through those websites and apps. We rely on our own intellectual property rights as well as intellectual property rights obtained from third parties to conduct our business and provide our in-theater, online, and mobile services. We may discover that our business or the technology we use to provide our in-theater, online, or mobile services infringes patent, copyright, or other intellectual property rights owned by others. In addition, our competitors or others may claim rights in patents, copyrights, or other intellectual property rights that will prevent, limit or interfere with our ability to provide our in-theater, online, or mobile services either in the U.S. or in international markets. Further, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as do the laws of the U.S.
The content we distribute through our in-theater, online or mobile services may expose us to liability.
Our in-theater, online, and mobile services facilitate the distribution of content. This content includes advertising-related content, as well as movie, television, music, gaming and other media content, much of which is obtained from third parties. Our websites and social media channels also include features enabling users to upload or add their own content to the websites and modify certain content on the websites. As a distributor of content, we face potential liability for negligence, copyright, patent or trademark infringement, or other claims based on the content that we distribute. We or entities that we license content from may not be adequately insured or indemnified to cover claims of these types or liability that may be imposed on us.

The user information we collect and maintain through our online and mobile services may expose us to liability.
In order to take advantage of some of the online and mobile services we provide, users may, now or in the future, be required to establish an account on one of our websites. As a result, we may collect and maintain personal identifying information about those users. We also may, now or in the future, collect and maintain information about users who view certain advertising displayed through our online and mobile services and users who enter the theaters in our network. The collection and use of this information is governed by applicable privacy, information security and consumer protection-related laws and regulations. These laws continue to evolve and may be inconsistent from one jurisdiction to another. Compliance with all such laws and regulations may increase our operating costs and adversely impact our ability to interact with users of our online and mobile services. Our collection and use of information, including personal identifying information, regarding users of our online and mobile services could result in legal liability. For example, the failure, or perceived failure, to comply with applicable privacy information security or consumer protection-related laws or regulations or our posted privacy policies could result in actions against us by governmental entities or others. If an actual or perceived breach of our data occurs, the market perception of the effectiveness of our security measures could be harmed, and we could lose users of these services and the associated benefits from gathering such user data.
Changes in regulations relating to the Internet or other areas of our online or mobile services may result in the need to alter our business practices or incur greater operating expenses.
A number of regulations, including those referenced below, may impact our business as a result of our online or mobile services. The Digital Millennium Copyright Act has provisions that limit, but do not necessarily eliminate, liability for posting, or linking to third-party websites that include materials that infringe copyrights or other rights. Portions of the Communications Decency Act are intended to provide statutory protections to online service providers who distribute third-party content. The Child Online Protection Act and the Children’s Online Privacy Protection Act restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from minors. The costs of compliance with these regulations, and other regulations relating to our online and mobile services or other areas of our business, may be significant. The manner in which these and other regulations may be interpreted or enforced may subject us to potential liability, which in turn could have an adverse effect on our business, results of operations, or financial condition. Changes to these and other regulations may impose additional burdens on us or otherwise adversely affect our business and financial results because of, for example, increased costs relating to legal compliance, defense against adverse claims or damages, or the reduction or elimination of features, functionality or content from our online or mobile services. Likewise, any failure on our part to comply with these and other regulations may subject us to additional liabilities.
Our revenue and Adjusted OIBDA fluctuate from quarter to quarter and may be unpredictable.
A weak advertising market or the shift in spending of a major client from one quarter to another, the performance of films released in a given quarter, a disruption in the release schedule of films or changes in the television scatter market could significantly affect quarter-to-quarter results or even affect results for the entire fiscal year. In addition, our revenue and operating results are seasonal in nature, coinciding with the timing of marketing expenditures by our advertising clients and, to a lesser extent, the attendance patterns within the film exhibition industry. Advertising expenditures tend be higher during the second, third, and fourth fiscal quarters. Because our results may vary from quarter to quarter and may be unpredictable, our financial results for one quarter cannot necessarily be compared to another quarter or the same quarter in prior years and may not be indicative of our financial performance in subsequent quarters.
If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud, and as a result, security holders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our securities.
Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required controls, or difficulties encountered in implementing new or improved controls, could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities.

Risks related to our corporate structure
Our substantial debt obligations could impair our financial condition or prevent us from achieving our business goals.
We are party to substantial debt obligations. The senior secured credit facility and indentures contain restrictive covenants that limit our ability to take specified actions and prescribe minimum financial maintenance requirements that we must meet. Complying with these restrictions may prevent us from taking actions that we believe would help us to grow our business. For example, we may be unable to make acquisitions, investments or capital expenditures as a result of such covenants. Moreover, if we violate those restrictive covenants or fail to meet the minimum financial requirements, we would be in default, which could, in turn, result in defaults under other obligations. Any such defaults could materially impair our financial condition and liquidity. For further information, refer to Note 8 to the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2018 and Note 5 to the unaudited interim financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 2019, which are incorporated by reference in this offering circular.
If we are unable to meet our debt service obligations, we could be forced to restructure or refinance the obligations, seek additional equity financing or sell assets. We may be unable to restructure or refinance these obligations, obtain additional equity financing, sell assets on satisfactory terms or at all or make cash distributions. In addition, our indebtedness could have other negative consequences for us, including without limitation:
•limiting our ability to obtain financing in the future;
•requiring much of our cash flow to be dedicated to interest obligations and making it unavailable for other purposes, including payments to our members (including NCM, Inc.);
•limiting our liquidity and operational flexibility in changing economic, business and competitive conditions which could require us to consider deferring planned capital expenditures, reducing discretionary spending, selling assets, restructuring existing debt or deferring acquisitions or other strategic opportunities; and
•making us more vulnerable to an increase in interest rates, a downturn in our operating performance or decline in general economic conditions.
Our founding members or their affiliates may have interests that differ from those of NCM, Inc. and they may be able to influence our affairs.
So long as either Cinemark or Regal owns at least 5% of our issued and outstanding common membership units, if the two directors appointed by Cinemark or the two directors appointed by Regal to NCM, Inc.’s Board of Directors (except that if either Cinemark or Regal has only appointed one director, and such director qualifies as an “independent director” under the applicable rules of the Nasdaq Stock Market LLC, then such director) vote against any of the corporate actions listed below, we and NCM, Inc. will be prohibited from taking any such actions:

•	assign, transfer, sell or pledge all or a portion of the membership units of NCM LLC beneficially owned by NCM, Inc.;

•	acquire, dispose, lease or license assets with an aggregate value exceeding 20% of the fair market value of the business of NCM LLC operating as a going concern;

•	merge, reorganize, recapitalize, reclassify, consolidate, dissolve, liquidate or enter into a similar transaction;

•	incur any funded indebtedness or repay, before due, any funded indebtedness with a fixed term in an aggregate amount in excess of $15.0 million per year;

•
issue, grant or sell shares of NCM, Inc. common stock, preferred stock or rights with respect to common or preferred stock, or NCM LLC membership units or rights with respect to membership units, except under specified circumstances;

•	amend, modify, restate or repeal any provision of NCM, Inc.’s certificate of incorporation or bylaws or the NCM LLC operating agreement;

•	enter into, modify or terminate certain material contracts not in the ordinary course of business as defined under applicable securities laws;

•	except as specifically set forth in the NCM LLC operating agreement, declare, set aside or pay any redemption of, or dividends with respect to membership interests;

•	amend any material terms or provisions (as defined in the Nasdaq rules) of NCM, Inc.’s equity incentive plan or enter into any new equity incentive compensation plan;

•
make any change in the current business purpose of NCM, Inc. to serve solely as the manager of NCM LLC or any change in the current business purpose of NCM LLC to provide the services as set forth in the ESAs; and

•	approve any actions relating to NCM LLC that could reasonably be expected to have a material adverse tax effect on the founding members.

Pursuant to a director designation agreement, so long as Cinemark or Regal owns at least 5% of our issued and outstanding common membership units, such founding member will have the right to designate a total of two nominees to NCM, Inc.’s Board of Directors who will be voted upon by NCM, Inc.’s stockholders. One such designee by each of Cinemark and Regal must meet the independence requirements of the stock exchange on which NCM, Inc.’s common stock is listed. If, at any time, Cinemark or Regal owns less than 5% of our then issued and outstanding common membership units, then such founding member shall cease to have any rights of designation. AMC no longer has seats on NCM, Inc.’s Board of Directors or the right to nominate any person to serve on NCM, Inc.’s Board of Directors.
If any director designee to NCM, Inc.’s board designated by Cinemark or Regal is not appointed to NCM, Inc.’s board, nominated by NCM, Inc. or elected by NCM, Inc.’s stockholders, as applicable, then Cinemark and Regal (so long as such they each continue to own at least 5% of our issued and outstanding common membership units) will be entitled to approve specified actions of NCM LLC.
For purposes of calculating the 5% ownership threshold for the director veto rights and director designation agreement provisions discussed above, shares of NCM, Inc.’s common stock held by a founding member and received upon redemption of NCM LLC common membership units will be counted toward the threshold. Common membership units issued to NCM, Inc. in connection with the redemption of common membership units by a founding member will be excluded, so long as such founding member continues to hold the common stock acquired through such redemption or such founding member has disposed of such shares of common stock to another founding member. Shares of NCM, Inc.’s common stock otherwise acquired by the founding members will also be excluded, unless such shares of common stock were transferred by one founding member to another and were originally received by the transferring founding member upon redemption of NCM LLC common membership units.
Under these circumstances, NCM, Inc.’s corporate governance documents allow our other members and their affiliates to exercise a greater degree of influence in the operation of our business and that of NCM, Inc. and the management of our affairs and those of NCM, Inc. than is typically available to stockholders of a publicly-traded company. Even if our other members or their affiliates own a minority economic interest (but not less than 5%) in NCM LLC, they may be able to continue exerting such degree of influence over us and NCM, Inc.
Different interests among our founding members or between our founding members and us could prevent us from achieving our business goals.
For the foreseeable future, we expect that NCM, Inc.’s Board of Directors will include directors and certain executive officers of Cinemark and Regal and other directors who may have commercial or other relationships with Cinemark and Regal. The majority of our outstanding membership interests also are owned by Cinemark and Regal. Such members compete with each other in the operation of their respective businesses and could have individual business interests that may conflict. Their differing interests could make it difficult for us to pursue strategic initiatives that require consensus among our current members. In addition, to the extent the founding members sell some or all their NCM LLC membership units, such as was the case for AMC during 2017 and 2018, the founding members could have increasingly different interests because they no longer mutually benefit from an increase in NCM LLC’s revenues or the value of the NCM, Inc. common stock into which the NCM LLC membership units are convertible.
In addition, the structural relationship we have with our founding members could create conflicts of interest among the founding members, or between the founding members and us, in a number of areas relating to our past and ongoing relationships. These conflicts of interests could also increase upon the sale of NCM LLC membership units by a founding member because the founding member would have little incentive to agree to changes that may result in higher revenue for us. There is not any formal dispute resolution procedure in place to resolve conflicts between us and a founding member or between founding members. We may not be able to resolve any potential conflicts between us and a founding member and, even if we do, the resolution may be less favorable to us than if we were negotiating with an unaffiliated party.
The corporate opportunity provisions in NCM, Inc.’s certificate of incorporation could enable the founding members to benefit from corporate opportunities that might otherwise be available to us.
NCM, Inc.’s certificate of incorporation contains provisions related to corporate opportunities that may be of interest to both our founding members and us. It provides that if a corporate opportunity is offered to us, NCM, Inc. or one or more of the officers, directors or stockholders (both direct and indirect) of NCM, Inc. or a member of NCM LLC that relates to the provision of services to motion picture theaters, use of theaters for any purpose, sale of advertising and promotional services in and around theaters and any other business related to the motion picture theater business (except services as provided in the ESAs as from time to time amended and except as may be offered to one of NCM, Inc.’s officers in his capacity as an officer), no such person shall be liable to NCM, Inc. (or any affiliate thereof) for breach of any fiduciary or other duty by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to us. This provision applies even if the business opportunity is one that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so.
In addition, the NCM, Inc. certificate of incorporation and our operating agreement expressly provide that our founding members may have other business interests and may engage in any other businesses not specifically prohibited by the terms of the certificate of incorporation, including the exclusivity provisions of the ESAs. The parent companies of the founding members could develop new media platforms that could compete for advertising dollars with our services. Further, we may also compete with the founding members or their affiliates in the area of employee recruiting and retention. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects if attractive corporate opportunities are allocated by the founding members to themselves or their other affiliates or we or NCM, Inc. lose key personnel to them.
The agreements between us and our founding members were made in the context of an affiliated relationship and may contain different terms than comparable agreements with unaffiliated third parties.
The ESAs and the other contractual agreements that we have with our founding members were originally negotiated in the context of an affiliated relationship in which representatives of our founding members and their affiliates comprised NCM, Inc.’s entire Board of Directors. As a result, the financial provisions and the other terms of these agreements, such as covenants, contractual obligations on our part and on the part of our founding members, and termination and default provisions may be less favorable to us than terms that we might have obtained in negotiations with unaffiliated third parties in similar circumstances.
If NCM, Inc. or our founding members are determined to be an investment company, we would become subject to burdensome regulatory requirements and our business activities could be restricted.
We do not believe that NCM, Inc. is an “investment company” under the Investment Company Act of 1940, as amended. As sole manager of NCM LLC, NCM, Inc. controls us, and its interest in us is not an “investment security” as that term is used in the Investment Company Act of 1940. If NCM, Inc. were to stop participating in the management of NCM LLC, its interest in us could be deemed an “investment security” for purposes of the Investment Company Act of 1940. Generally, a company is an “investment company” if it owns investment securities having a value exceeding 40% of the value of its total assets (excluding U.S. government securities and cash items). NCM, Inc.’s sole material asset is its equity interest in us. A determination that such asset was an investment security could result in NCM, Inc. being considered an investment company under the Investment Company Act of 1940. As a result, NCM, Inc. would become subject to registration and other burdensome requirements of the Investment Company Act. In addition, the requirements of the Investment Company Act of 1940 could restrict our business activities, including our ability to issue securities.
We and NCM, Inc. intend to conduct our operations so that NCM, Inc. is not deemed an investment company under the Investment Company Act. However, if anything were to occur that would cause NCM, Inc. to be deemed an investment company, NCM, Inc. would become subject to restrictions imposed by the Investment Company Act of 1940. These restrictions, including limitations on our capital structure and our ability to enter into transactions with our affiliates, could make it impractical for us to continue our business as currently conducted and could have a material adverse effect on our financial performance and operations.
We also rely on representations of our founding members that they are not investment companies under the Investment Company Act. If any founding member were deemed an investment company, the restrictions placed upon that founding member might inhibit its ability to fulfill its obligations under its ESA or restrict our ability to borrow funds.